Exhibit 99.1

PRESS RELEASE

CONTACT:

Mike Smith, CFA
719-637-5773
michael.smith@vectrus.com

Vectrus Wins Maxwell Base Operations Support Re-compete Contract

COLORADO SPRINGS, Colo., March 17, 2017 — Vectrus Systems Corporation, a wholly-owned subsidiary of Vectrus, Inc. (NYSE: VEC), was awarded a contract to provide base operations support services at Maxwell-Gunter Air Force Base, Alabama. The contract has a potential seven year period of performance. Funds of $37 million are being obligated at the time of award for work to be completed by Mar. 30, 2018. This award is the re-compete of an existing contract the company has held since 2009.

“This was a great achievement for our team; we worked diligently to provide our Air Force client with an industry leading solution at an affordable price,” said Chuck Prow, president and chief executive officer of Vectrus. “We look forward to continuing the delivery of service and performance excellence to our Air Force client over the next several years.”

Under the contract, Vectrus will provide base operations support services including maintenance on foreign object damage, transient maintenance, static display maintenance, resource management, communications and information technology, publishing, installation management, operations, installation engineering, emergency management, airfield management, supply, transportation, community services and human resources.

The total contract duration is seven years; includes base period with four one-year options, plus two one-year incentive option periods.

Exhibit 99.1

About Vectrus
Vectrus is a leading, global government services company with a history in the services market that dates back more than 70 years. The company provides facility and logistics services, and information technology and network communication services to U.S. government customers around the world. Vectrus is differentiated by operational excellence, superior program performance, a history of long-term customer relationships, and a strong commitment to their mission success. Vectrus is headquartered in Colorado Springs, Colo., and includes about 5,600 employees spanning 143 locations in 18 countries. In 2016, Vectrus generated sales of $1.2 billion. For more information, visit our website at www.vectrus.com or connect with us on Facebook, Twitter, LinkedIn, and YouTube.

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